Exhibit 99.1

NEWS RELEASE

CAMPBELL SELLS EMERALD NUTS BUSINESS TO FLAGSTONE FOODS

CAMDEN, N.J. – May 30, 2023 – Campbell Soup Company (NYSE:CPB) today announced the sale of the Emerald nuts business to Flagstone Foods, one of the largest manufacturers and distributors of private label healthy snacks in North America. Terms of the transaction were not disclosed.

Campbell acquired the Emerald nuts business as part of the 2018 Snyder’s-Lance, Inc. acquisition. The Emerald business generated net sales of $66 million in fiscal 2022 and $46 million for the nine-month period ended April 30, 2023. The company does not expect the divestiture to have a material impact to its fiscal 2023 financial results. The transaction is expected to be dilutive to earnings per share by approximately $0.01 in fiscal 2024, reflecting the timing of a transition service agreement and cost actions.

Chris Foley, Executive Vice President and President, Campbell Snacks said, “The sale of the Emerald business is part of our ongoing strategic process to create even greater focus on driving accelerated growth across our Snacks division and power brands.”

Troutman Pepper Hamilton Sanders LLP and Barclays acted as exclusive advisors to Campbell on this transaction.

About Campbell Soup Company
For more than 150 years, Campbell (NYSE: CPB) has been connecting people through food they love. Generations of consumers have trusted Campbell to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, Campbell generated fiscal 2022 net sales of $8.6 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor’s 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

Contacts:
Investor Relations: Rebecca Gardy
856.342.6081
rebecca_gardy@campbells.com

Media: James Regan
856.726.1571
James_regan@campbells.com